FIRST AMENDMENT TO THE AMENDED AND RESTATED BYLAWS OF PUGET ENERGY, INC. This First Amendment (the "Amendment") to the Amended and Restated Limited Bylaws of Puget Energy, Inc., a Washington corporation (the "Company"), is made and entered into effective as of January 6, 2022. All capitalized terms used herein that are not otherwise defined in the Amendment shall have the same meanings as those ascribed in the Bylaws (as defined below). RECITALS A. Puget Energy, Inc. is a Washington corporation, whose affairs are governed by its Amended and Restated Bylaws, dated as of February 6, 2009 (the "Bylaws"). B. Pursuant to Article III, Section 3(a) of the Bylaws, the Board shall consist of up to thirteen (13) Directors. C. The Shareholder wishes to amend Article III, Section 3(a) of the Bylaws to increase the maximum number of Directors on the Board from thirteen (13) to fifteen (15). AGREEMENT NOW, THEREFORE, the Bylaws are amended as follows: 1. Except as specifically provided for in this Amendment, all of the terms and conditions of the Bylaws and each of the other documents related to Bylaws shall remain in full force and effect. 2. Article III, Section 3(a) shall be amended in its entirety to read as follows: "(a) The Board shall consist of up to fifteen (15) Directors, which shall include: (i) the then current PSE CEO; (ii) at least one (1) Director who (A) shall not be a Holdings Member or an affiliate of any Holdings Member (including by way of being a member, stockholder, director, manager, partner, officer or employee of any such member), (B) shall not be an officer or employee of PSE, (C) shall be a resident of the state of Washington, and (D) if and to the extent required with respect to any specific Director, shall meet such other qualifications as may be required by any applicable regulatory authority for an independent director or manager (each, an ‘Independent Director’); and

- 2 - (iii) up to another ten (10) Directors (each, an ‘Owner Director’), each of whom is also an Owner Manager of the Shareholder." 3. This Amendment shall be governed by and construed in accordance with the laws of the State of Washington, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. 4. This Amendment may be executed in counterparts, each of which shall constitute an original document, and all of which together shall constitute the same document. [Remainder of Page Intentionally Left Blank]

- 3 - PUGET EQUICO LLC By: Steven Secrist Corporate Secretary